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                                                                     Exhibit 8.1


                    [Letterhead of Wachtell, Lipton, Rosen & Katz]









                                 September 11, 1998




Wells Fargo & Company
420 Montgomery Street
San Francisco, California  94163

Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, Minnesota  55479

Ladies/Gentlemen:

          We have acted as special counsel to Wells Fargo & Company, a Delaware corporation ("Wells Fargo"), in connection with the proposed merger (the "Merger") of Wells Fargo with and into WFC Holdings Corporation, a Delaware corporation ("Merger Sub") and a wholly-owned subsidiary of Norwest Corporation, a Delaware corporation ("Norwest"), upon the terms and conditions set forth in the Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 7, 1998, as amended through the date hereof, by and among Wells Fargo, Norwest and Merger Sub. At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), we are rendering our opinion concerning certain federal income tax consequences of the Merger.

          For purposes of the opinion set forth below, we have relied, with the consent of Norwest and the consent of Wells Fargo, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Norwest and Wells Fargo dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time. We have also relied upon the accuracy of the Registration Statement and the Joint Proxy Statement-Prospectus included therein (the "Proxy Statement"). Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement or the appendices thereto (including the Merger Agreement).

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Wells Fargo & Company
Norwest Corporation
September 11, 1998
Page 2


          We have also assumed that the transactions contemplated by the Merger Agreement will be consummated in accordance therewith and as described in the Proxy Statement.

          Based upon and subject to the foregoing, it is our opinion that, for United States federal income tax purposes:

          (i) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and Norwest, Wells Fargo and Merger Sub will each be a party to the reorganization;

          (ii) No gain or loss will be recognized by Norwest, Merger Sub or Wells Fargo as a result of the Merger; and

          (iii) No gain or loss will be recognized by Wells Fargo Stockholders who exchange their Wells Fargo Common Stock solely for Norwest Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Norwest Common Stock).

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the caption "SUMMARY -- Certain Federal Income Tax Consequences", under the caption "THE MERGER -- Certain Federal Income Tax Consequences" and elsewhere in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                        Very truly yours,

                                        /s/ Wachtell, Lipton, Rosen & Katz
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